Exhibit 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, effective December 20, 2004, by and between SPORT-HALEY, INC., a Colorado corporation (the “Company”) and Barry L. Hyman (the “Employee”).

WHEREAS, the Company desires to employ the Employee on a full-time basis, and the Employee desires to be so employed by the Company, from and after the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND BENEFITS

Section 1.1  Employment. The Company hereby employs the Employee in the position described on Schedule 1 hereto as an Employee of the Company. The Employee accepts such employment and agrees to perform the duties and responsibilities assigned to him pursuant to this Agreement.

Section 1.2  Duties and Responsibilities. The Employee shall hold the position with the Company which is specified on Schedule 1, which is attached hereto and incorporated herein by reference.  The Employee is employed pursuant to the terms of this Agreement and agrees to devote full-time to the business of the Company. The Employee shall perform the duties set forth on Schedule 1 while employed as an Employee, and such further duties as may be determined and assigned to him from time-to-time by the Chief Executive Officer and/or the Board of Directors of the Company. The Employee shall at all times perform, faithfully, industriously, and to the best of the Employee’s ability, experience, and talent, all duties that may be required of the employee pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company. In spite of anything in this agreement to the contrary, it is expressly understood and agreed that the Employee shall not have the authority to enter into any contracts or commitments on behalf of the Company, except for commitments to established sales customers in the ordinary course of business, without the written consent of the Chief Executive Officer of the Company.

Section 1.3  Working Facilities. The Employee shall be furnished with facilities and services suitable to the position and adequate for the performance of the Employee’s duties under this Agreement.

Section 1.4  Vacations. The Employee shall be entitled each year to a reasonable vacation of not less than two weeks in accordance with the established practices of the Company now or hereafter in effect for Employee personnel, during which time the Employee’s compensation shall be paid in full.

Section 1.5  Expenses. The Employee may incur reasonable expenses for promoting the domestic and international business of the Company in all respects, including expenses for entertainment, travel and similar items, provided that such expenses do not exceed the budgets established by the Company for such items. The Company will reimburse the Employee for all such expenses upon the presentation by the Employee, from time-to-time, of an itemized account of such expenditures.

Section 1.6 Benefit Plans. From the effective date of this Agreement, the Employee shall be entitled to participate in all existing benefit plans provided to the Company’s employees at a similar level within the Company’s hierarchy including, to the extent now or hereafter in effect, medical, health, dental, vision, disability, life insurance, death benefit plans, and 401(k) retirement plans, in accordance with the terms of such plans. Employee shall be responsible for paying for such benefits for his spouse and/or other eligible family members.

ARTICLE II

COMPENSATION

Section 2.1  Base Salary. The Company shall pay to the Employee a base salary of not less than the amount specified on Schedule 1, subject to annual review and raises in such base salary.  The base salary may be raised by action of the Board of Directors, and such raises shall thereafter be included in the Employee’s base salary as defined for purposes of this Agreement and the Company’s bonus plan.

Section 2.2  Bonus and Bonus Plan Participation. The Employee shall be entitled to receive a bonus at such time or times as may be determined by the Board of Directors and Compensation Committee of the Company, in their sole discretion.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

Section 3.1  Term. This Agreement shall be for a term which is specified on Schedule 1, commencing on its effective date, subject, however, to termination during such period as provided in this Article.  Provided that the Employee is in compliance with all of his obligations hereunder, at the expiration of the initial term, unless either the Company or the Employee shall, at least 90 days prior to the expiration of the initial term or of any renewal term, give written notice of the intention not to renew this Agreement, this Agreement will be extended for a renewed term of one year, on the same terms and conditions as contained in this Agreement. If the Company gives such written notice of non-renewal, the provisions of Section 3.3 shall apply; if the Employee gives such written notice of non-renewal, the provisions of Section 3.5 shall apply. Renewed terms shall be effective in subsequent years on the same day of the same month as the original effective day and month of this Agreement.

Section 3.2  Termination by the Company With Cause. The Company may terminate the Employee, at any time, upon ten days’ written notice and opportunity for Employee to remedy any non-compliance with the terms of this Agreement (if such non-compliance is capable of being remedied; if not, the Company’s notice of termination shall be effective immediately), for Cause.  In such event, the Board of Directors shall provide in writing to the Employee an opinion of the Board of Directors, signed by each member voting in favor of termination of the Employee, which shall specify with particularity the basis for such termination. Upon the date of such termination, the Company’s obligation to pay compensation and benefits shall terminate, at which time the Company shall be responsible for compensating the Employee for any vacation time not taken. Subject to this exception and the obligation of the Company to compensate the Employee through the notice period, no other compensation shall be payable to the Employee should this Agreement be terminated pursuant to this Section 3.2.

As used herein, the term “Cause” shall be limited to any of the following from and after the date hereof: (i) any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company; (ii) the engaging by Employee in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) conviction of or entry of a plea of nolo contendere to a felony; or (iv) a material breach of this Agreement by engaging in action in violation of the restrictive covenants in this Agreement. No act or failure to act by the Employee shall be deemed “willful” if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interests of the Company.

Section 3.3  Termination by the Company Without Cause. The Company may terminate the Employee’s services without cause at any time upon 90 days’ written notice.  In such event, in addition to compensating the Employee during such 90-day notice period, the Company shall be obligated to compensate the Employee with severance pay equal to six additional months’ compensation as of the date of such termination. Accordingly, in the event the Company terminates this Agreement without cause or chooses not to renew this Agreement upon its expiration, the Employee shall receive an aggregate of nine months’ salary from and after the date of the Employee’s receipt of a notice of termination through and including the date of termination.

Section 3.4  Termination by the Employee With Cause. The Employee may terminate his employment with the Company at any time, upon ten days’ written notice and opportunity for the Company to remedy any non-compliance, by reason of (i) the Company’s material failure to perform its duties pursuant to this Agreement, or (ii) any material diminishment in the duties and responsibilities, working facilities, or benefits as described in Article I of this Agreement. The Employee shall not be entitled to the severance compensation and other benefits described in Section 3.7 below in the event of termination of this Agreement pursuant to this Section 3.4, except as otherwise provided in Section 3.7(a), but shall be entitled to the compensation provided in Section 3.3 upon a determination that the Company has failed to perform its duties pursuant to this Agreement and that such failure is material or a determination that the duties and responsibilities, working facilities, or benefits as described herein have been materially diminished. Such determination shall be made by the Board of Directors in their best good faith.

Section 3.5  Termination by the Employee Without Cause. The Employee, without cause, may terminate this Agreement upon 90 days’ written notice to the Company.  In such event, the Employee shall not be required to render the services required under this Agreement following such 90-day period.  Compensation for vacation time not taken by the Employee shall be paid to the Employee at the date of termination. The Employee shall not be entitled to the severance compensation and other benefits described in Section 3.7 below in the event of termination of this Agreement pursuant to this Section 3.5, except as described in Section 3.7(a), and shall not be entitled to the compensation provided in Section 3.3.

Section 3.6  Termination upon Death of the Employee. In addition to any other provision relating to termination, this Agreement shall terminate upon the Employee’s death. In such event, all unpaid compensation and bonuses, compensation for vacation time not taken by the Employee and all expense reimbursements due to the Employee shall be paid to the Employee’s estate.

Section 3.7  Severance Compensation and Continuation of Benefits.

(a) Notwithstanding any other provisions hereof, in the event of a non-negotiated change in control of the Company and either the Employee or the Company terminate this Agreement within 60 days of such non-negotiated change in control, the Employee shall receive severance compensation, payable in a lump sum within 30 days of such non-negotiated change in control, equal to three times his annual salary and incentive or bonus payments, if any, as shall have been paid to the Employee during the most recent 12-month period concluded prior to the date of his termination or resignation. If the total amount of the non-negotiated change of control compensation were to exceed three times the Employee’s base compensation (the average annual taxable compensation of the Employee for the five years preceding the year in which the change of control occurs), the Company and the Employee will reduce the lump sum compensation to be received by the Employee in order to avoid the imposition of the golden parachute tax as provided in the Tax Reform Act of 1984, as amended by the Tax Reform Act of 1986. The foregoing provisions shall not apply in the event of a negotiated change in control of the Company.

(b) In the event the Employee is required to hire counsel to negotiate on his behalf in connection with his termination or a change in control of the Company, or in order to enforce the rights and obligations as provided herein, the Company shall reimburse to the Employee all reasonable attorney’s fees which may be expended by the Employee in seeking to enforce the terms hereof. Such reimbursement shall be paid by the Company every 30 days after the Employee provides to the Company copies of invoices from the Employee’s counsel. Such invoices may be redacted to preserve the attorney-client privilege or attorney-client confidentiality.

(c) So long as the Employee is receiving severance compensation pursuant to this Section 3.7, the Employee shall be entitled to continue to participate, at the Company’s cost, in all existing benefit plans provided to the Company’s Employee employees at the time of the Employee’s termination or resignation.  Such plans shall include, but are not limited to, then-existing medical, health, dental, vision, disability, life insurance and death benefit plans. If the terms of such plans expressly prohibit the Employee from continuing as a participant in such plans following the date of resignation or termination, the Company will provide the Employee with benefits equivalent to, or exceeding, those offered by the then-existing benefit plans offered to the Company’s Employee employees, all at the Company’s cost, for the duration of the Employee’s right to severance compensation hereunder.

Any compensation to be paid to the Employee under the foregoing provisions of this Section 3.7 shall be subject to the Employee complying with the non-compete provisions of Section 4.1(c) below. In the event the Employee does not so comply, the Company, without waiving any rights or remedies, shall be released from any obligations to the Employee under this Section 3.7.

Section 3.8  Options. In the event of a non-negotiated change in control of the Company and either the Employee or the Company terminate this Agreement within 60 days of such non-negotiated change in control as provided in Section 3.7(a) of this Agreement, any and all options granted to the Employee to purchase Common Stock of the Company shall become fully vested and exercisable on the date of termination of this Agreement.  In the event of termination or non-renewal by either party without cause in accordance with Sections 3.3 or 3.5 of this Agreement, any and all options granted to the Employee to purchase Common Stock of the Company will vest and become exercisable on a pro-rated basis from the date of grant to the date of termination of this Agreement based on the number of months during which this Agreement has been in effect from the date of grant and the Company’s established thirty six month vesting period. For example, options granted to purchase 20,000 shares on the effective date of this Agreement would become vested and exercisable at a rate of 555.55 shares per month for each month during which this Agreement is in effect.  In the event this Agreement is terminated by the Company for cause, options will vest and be exercisable pursuant to the terms of the applicable Stock Option Plan or any successor plan under which such options are granted (the “Plan”) regarding termination of employment for cause. This provision shall serve as a contractual modification of any option grants or agreements between the Employee and the Company and is hereby incorporated by reference into each such option grant or agreement.

ARTICLE IV

CONFIDENTIALITY AND COMPETITION

Section 4.1  Further Obligations of the Employee During and After Employment.

(a) The Employee agrees that during the term of his employment under this Agreement, he will engage in no other business activities which are or may be competitive with, or which might place him in a competing position to that of, the Company or any subsidiary of the Company.

(b) The Employee realizes that during the course of his employment, the Employee will have produced and/or have access to confidential business plans, information, business opportunity records, notebooks, data, formula, specifications, trade secrets, customer lists, account lists and inventions of the Company and its affiliates. Therefore, during or subsequent to his employment by the Company, or by an affiliate, the Employee agrees to hold in confidence and not to directly or indirectly disclose or use or copy or make lists of any such information, except to the extent authorized by the Company in writing. All records, files, business plans, documents, equipment and the like, or copies thereof, relating to Company’s business, or the business of an affiliated company, which the Employee shall prepare, or use, or come into contact with, shall remain the sole property of the Company, or of an affiliated company, and shall not be removed from the Company’s or the affiliated company’s premises without its written consent, and shall be promptly returned to the Company upon termination or resignation of employment with the Company or its affiliated companies.

(c) Because of his employment by the Company, the Employee will have access to trade secrets and confidential information about the Company, its business plans, its business accounts, its business opportunities, its expansion plans into other geographic areas and its methods of doing business. The Employee agrees that for a period of nine months after termination or resignation of his employment (except if the Employee terminates this Agreement for cause under Section 3.4 hereof or without cause under Section 3.5 hereof), he will not, directly or indirectly, compete with the Company or its affiliates in the business of designing, merchandising, marketing or contracting for the manufacture of men’s and women’s golf apparel and golf outerwear within the United States. This non-compete agreement shall be void and of no further force or effect in the event termination occurs under Section 3.3 or Section 3.7 hereof and the Company fails to pay the Employee amounts required under Section 3.3 or Section 3.7 hereof.

(d) In the event a court of competent jurisdiction finds any provision of this Section 4.1 to be so overly broad as to be unenforceable, then such provision shall be reduced in scope by the court, but only to the extent deemed necessary by the court to render the provision reasonable and enforceable, it being the Employee’s intention to provide the Company with the broadest protection possible against harmful competition.

ARTICLE V

DISABILITY AND ILLNESS

Section 5.1  Disability and Salary Continuation.

(a) Definition of Total Disability. For purposes of this Agreement, the terms “totally disabled” and “total disability” shall mean disability as defined in any total disability insurance policy or policies, if any, in effect with respect to the Employee. If no insurance policy is in effect, “total disability” shall mean a medically determinable physical or mental condition which in the opinion of two independent physicians renders the Employee unable to perform substantially all of the duties required pursuant to this Agreement. Total disability shall be deemed to have occurred on the date of the disabling injury or onset of the disabling illness, as determined by the two independent physicians.

(b) Salary Continuation. If the Employee becomes totally disabled during the term of this Agreement, his full salary shall be continued for 360 days from the date of the disabling injury or onset of the disability illness.

Section 5.2  Illness. If the Employee is unable to perform the services required under this Agreement by reason of illness or physical injury not amounting to total disability, as defined in this

Article, the compensation otherwise payable to the Employee under this Agreement shall be continued in full for the remaining term or renewed term of this Agreement, but in no event for a period exceeding one year.

ARTICLE VI

GENERAL MATTERS

Section 6.1  Governing Law. This Agreement shall be governed by the laws of the State of Colorado and shall be construed in accordance therewith.

Section 6.2  No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 6.3  Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

Section 6.4  Benefit. This Agreement shall be binding upon the Employee and the Company, and shall not be assignable by the Company without the Employee’s written consent.

Section 6.5  Construction. Throughout this Agreement the singular shall include the plural, and the plural shall includes the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.

Section 6.6  Text to Control. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 6.7  Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

Section 6.8  Authority. The officer executing this Agreement on behalf of the Company has been empowered and directed to do so by the Board of Directors and Compensation Committee of the Company.

Section 6.9  Effective Date. The effective date of this Agreement shall be December 20, 2004.

SPORT-HALEY, INC.		Employee:

By:	/s/ Donald W. Jewell	/s/Barry L. Hyman
	Donald W. Jewell,	Barry L. Hyman
Chief Executive Officer

SPORT-HALEY, INC.

EMPLOYMENT AGREEMENT

Schedule 1

Duties and Compensation

Employee:	Barry L. Hyman

Position:	Regional Sales Manager

Base Salary:

$95,000 per year, payable bi-weekly, plus an override of 0.2% on the Company’s gross annualized sales, less discounted sales of more than 50% from original suggested wholesale sales price, returns and credits

Bonus:	At the sole discretion of the Compensation Committee

Term:	December 20, 2004 through December 19, 2005, subject to renewal terms of one (1) year as described in Section 3.1 of the Employment Agreement

Stock Options:

The Company’s Stock Option Plan has expired. When and if the Company creates a new stock option plan, the Employee may be allowed to participate in such plan and receive grants of options in amounts at the discretion and subject to approval of the Compensation Committee. Such options to purchase shares typically vest in increments of one-third per year and are issued with an exercise price of not less than 85% of the fair market value of the Company’s Common Stock on date of grant, such date to be determined by the Compensation Committee.

Duties and Responsibilities:

The employee will use his best efforts and entire time during usual business hours to promote and solicit the sale of the company’s products actively and diligently throughout the United States and will manage and oversee the Company’s independent sales representatives in the Eastern United States.

APPROVED:

THE COMPANY:		EXECUTIVE:

By:	/s/ Donald W. Jewell	By:	/s/Barry L. Hyman
	Donald W. Jewell, Chief Executive		Barry L. Hyman
Officer

Date: December 20, 2004		Date: December 20, 2004